Exhibit 28 (H)(5)(E)

Securian Funds Trust

Fee Schedule Addendum: N-PORT

June 29, 2018

STATE STREET BANK AND TRUST COMPANY

SECURIAN FUNDS TRUST

ADDENDUM TO FUND ACCOUNTING AND FUND ADMINISTRATION FEE SCHEDULE

DATED MAY 1, 2013

AMENDED AND RESTATED MAY 1, 2014

JUNE 29, 2018

N-PORT SERVICES AND LIQUIDITY RISK MEASUREMENT SERVICES

Reference is made to that certain fee schedule referenced above (the “Fee Schedule”) for services provided to the Company with respect to the Investment Funds as defined therein (the “Funds”) pursuant to the Agreement (as defined therein). Capitalized terms used herein without definition shall have the meanings given to them in the Fee Schedule.

The parties are entering into this Addendum as of June 29, 2018 (i) with effect as of the N-PORT Services Effective Date1, in order to add fees for the Form N-PORT Services and (ii) with effect as of the Liquidity Risk Measurement Services Effective Date2 in order to add fees for Liquidity Risk Measurement Services to the Fee Schedule. These services will be provided to the Funds pursuant to that certain Administration Agreement dated as of May 1, 2012 by and between State Street and the Funds, as may be amended from time to time (the “Administration Agreement”). The Administration Agreement shall be an “Agreement” and both the Form N-PORT Services and the Liquidity Risk Measurement Services shall be “Services” under the Fee Schedule. The parties hereby agree that the fees for the Form N-CEN Services and the Quarterly Portfolio of Investments Services are included in the fees set forth in and paid by the Funds under Section I of the Fee Schedule and are not separately modified hereby.

I.	Services and Fees

A.	N-PORT Services

In consideration for the provision of the Form N-PORT Services by State Street pursuant to the Administration Agreement and the discharge of its other obligations thereunder, each Fund shall be obligated to pay State Street the fees and charges set forth in this Section I (A), together with any applicable fees and charges payable under the Fee Schedule. On a monthly basis, each Fund shall pay a fee equal to the N-PORT Service Fee.3

N-PORT Service Fee - Standard N-PORT Reporting Solution	$14,000 (per Fund / per year)
(Data and Filing)

Form N-PORT Services Onboarding Fee

Execution of both an N-PORT Fee Schedule Addendum and an	No onboarding fee per Fund; 1st
Amendment to the Administration Agreement for N-PORT Services	year annual fee per Fund discount
(including Annex 1 to Schedule B6)	of 10%

Information Classification: Limited Access

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Regulatory Implementation Discount4

Standard N-PORT Reporting Solution (Data and Filing)	10%

B.	Liquidity Risk Measurement Services

In consideration for the provision of the Liquidity Risk Measurement Services by State Street pursuant to the Administration Agreement and the discharge of its other obligations thereunder, each Fund shall be obligated to pay State Street the fees and charges set forth in this Section I (B), together with any applicable fees and charges payable under the Fee Schedule. On a monthly basis, each Fund shall pay a fee equal to the Liquidity Risk Measurement Services Fee.5

Liquidity Risk Measurement Services Per Fund/Per Annum	Frequency – Weekly Fixed Income Funds*	Frequency – Weekly Hybrid Funds*	Frequency – Weekly Equity Funds*	Frequency – Weekly Other Funds*
	$5,000	$3,000	$2,000	To be negotiated
	Frequency – Daily Fixed Income Funds*	Frequency – Daily Hybrid Funds*	Frequency – Daily Equity Funds*	Frequency – Daily Other Funds*
	$6,000	$4,000	$3,000	To be negotiated
	Frequency – Monthly Fixed Income Funds*	Frequency – Monthly Hybrid Funds*	Frequency – Monthly Equity Funds*	Frequency – Monthly Other Funds*
	To be negotiated	To be negotiated	To be negotiated	To be negotiated

Implementation Fee[6] Per Fund	$0

*	Fund classifications are defined as set forth in Annex 1 to Schedule B6 to the Administration Agreement.

Liquidity Risk Measurement Services System Access Fees

15 Users[7] Included $5,000 per additional User

II.	Relationship to Fee Schedule

This Addendum is intended to supplement the Fee Schedule and the terms of this Addendum and the Fee Schedule are to be construed to be cumulative and not exclusive to each other. The Fee Schedule, as supplemented hereby, is hereby ratified and confirmed and remains in full force and effect.

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Information Classification: Limited Access

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Securian Funds Trust

Fee Schedule Addendum: N-PORT

June 29, 2018

EXECUTION PAGE

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum as of the Effective Date set forth above.

SECURIAN FUNDS TRUST			STATE STREET BANK AND TRUST COMPANY
Signed on its behalf:			Signed on its behalf:

By:	/s/ Gary Kleist		By:	/s/ Andrew Erickson
	(Authorized Signatory)			(Authorized Signatory)
	Name:	Gary Kleist		Name:	Andrew Erickson
	Title:	Vice President		Title:	Executive Vice President

Information Classification: Limited Access

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Securian Funds Trust

Fee Schedule Addendum: N-PORT

June 29, 2018

Explanatory Notes

[1]

Unless otherwise agreed by the parties, all annual N-PORT Service Fees will commence and be billed to each Fund in the first month in which Form N-PORT record-keeping obligations become effective, currently anticipated to be June 2018 (the “First Obligation Month”). The N-PORT Services Effective Date shall, unless otherwise agreed by the parties, commence on the first date of the First Obligation Month for N-PORT.

[2]	The Liquidity Risk Measurement Services Effective Date is the earlier of the Implementation Date (as defined below) or the Liquidity Risk Measurement Deliverable Date (as defined below).
[3]	Annual N-PORT Service Fees will be billed to each Fund monthly, pro rata. N-PORT Services onboarding fees will be billed in their entirety to each Fund during the First Obligation Month.
[4]

The discount will be applied monthly, pro rata, to each Fund’s annual fee for the period from the first day of the First Obligation Month, and will continue until terminated at the end of the last month prior to the month in which an N-PORT Filing is first required to be made.

[5]

Unless otherwise agreed by the parties, all annual Liquidity Risk Measurement Services Fees (including, if applicable, fees for daily, weekly, and monthly Liquidity Risk Measurement Services), will commence and be billed to each Fund during the first month in which a Liquidity Risk Measurement Services product is delivered to any Fund (the “Liquidity Risk Measurement Deliverable Date”). Annual Liquidity Risk Measurement Services will be billed to each Fund monthly, pro rata.

[6]

Liquidity Risk Measurement Services Implementation Fees will be billed in their entirety to each Fund during the first month that State Street provides implementation services to any Fund (the “Implementation Date”).

[7]	System access to State Street’s online risk reporting interface, truView® includes up to 15 total users. Additional users will incur a rate of $5,000 per user per year.

Information Classification: Limited Access

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